EXHIBIT 10.1

                      [THE FIRST OF LONG ISLAND LETTERHEAD]

                                                                   June 22, 2002

Mr. Michael N. Vittorio

Dear Mr. Vittorio:

      This letter employment agreement (the "Agreement") will serve to set forth the terms and conditions of your employment by The First of Long Island Corporation ("FLIC"), and its subsidiary, The First National Bank of Long Island (the "Bank"), as follows:

1. TERM; RENEWAL

      The Initial Term of the Agreement shall run from the date on which you commence rendering services to FLIC and the Bank hereunder, which date shall be no later than August 15, 2002, through and including December 31, 2003. If not terminated as described below, the Agreement shall, on July 1 of each year (beginning July 1, 2003), automatically be extended for an additional year, resulting in a new one and one-half year term (a "Renewal Term"), with such modifications hereto as the parties shall agree in writing; provided, however, that the Agreement shall not be so extended in the event that you or FLIC provides written notice of non-extension to the other party no later than April 30 of any such year. Notwithstanding the foregoing, FLIC may not provide such notice of non-extension during any period of time in which the Board of Directors of FLIC is actively negotiating a transaction the consummation of which would constitute a Change of Control Event (as hereinafter defined).

2. CAPACITY

      A. You shall be employed in the capacity of Executive Vice President of the Bank and such other senior executive title or titles of FLIC or the Bank as may from time to time be determined by the Boards of Directors of the Bank and FLIC. You shall have such duties and responsibilities as shall be assigned to you by the Chief Executive Officer or by the Board of Directors of the Bank. You shall be responsible to the Chief Executive Officer of FLIC and the Bank.

      B. You agree to devote your full time and attention and best efforts to the faithful and diligent performance of your duties to FLIC and the Bank and shall serve and further the best interests and enhance the reputation of FLIC and the Bank to the best of your ability. Nothing herein shall be construed as preventing you from serving as a member of the board of directors of any non-profit organization.


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3. COMPENSATION

      As full compensation for your services, you shall receive the following from FLIC or, in the discretion of FLIC, it shall cause the following to be paid or provided by the Bank:

      A. A Base Annual Salary, payable bi-weekly, of not less than (i) Two Hundred Fifty Thousand Dollars ($250,000.00) during the period July 1, 2002 through June 30, 2003 and (ii) Two Hundred Seventy Five Thousand Dollars ($275,000.00) thereafter; provided, however, that no later than January 15 of each year that this Agreement shall remain in effect, beginning in the year 2004, the Chief Executive Officer and the Board of Directors of FLIC shall review your compensation, without any commitment, to determine whether to increase your Base Annual Salary hereunder. In the event that the Board of Directors of FLIC does, from time to time, increase your Base Annual Salary, the increased amount shall be your Base Annual Salary for all purposes of this Agreement, and such increased amount shall be the minimum amount payable hereunder.

      B. The use of an appropriate new automobile furnished by the Bank.

      C. Reimbursement for country club dues and for expenses incurred by you at the club that are necessary and proper in the conduct of the business of FLIC or the Bank.

      D. Such other benefits as are consistent with the personnel benefits provided by the Bank and FLIC to its officers and employees.

4. TERMINATION PAYMENT.

      A. Entitlement. FLIC shall make a payment to you, in the amount provided for in Paragraph "B" of this Section (the "Termination Payment"), in the event of, and within ten (10) days after, the occurrence of either of the following:

            (i) Your employment is terminated by the Bank, provided, however, that you shall not be entitled to receive such payment if such termination is due to gross and substantial dishonesty on your part; or

            (ii) You resign your employment with the Bank for Good Reason within twenty-four months after a Change of Control Event (as such terms are hereinafter defined).

      B. Amount. The Termination Payment shall be equal to (i) One Hundred Per Cent (100%) of your then current Base Annual Salary in the event of termination of your employment pursuant to the foregoing Section 4(A)(i) (regardless of the length of the then remaining portion of the Initial Term or Renewal Term, as the case may be), or (ii) Two Hundred Per Cent (200%) of such Base Annual Salary in the event of your resignation pursuant to the foregoing Section 4(A)(ii).


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      C. Supplemental Termination Payments. Notwithstanding the foregoing, in the event that (A) you fail to become employed at any time within one (1) year after termination of your employment pursuant to the foregoing Section 4(A)(i) in a capacity reasonably comparable to either your position with the Bank as contemplated hereunder or your most recent position with JP Morgan Chase ("Comparable Employment") and (B) your failure to secure Comparable Employment continues at the expiration of such one (1) year period, then you will be entitled to receive further payments (the "Supplemental Termination Payments"), subject to the following terms and conditions:

      (i)   Each Supplemental Termination Payment shall be in an amount equal to
            (x) the Termination Payment otherwise due you pursuant to Section 4(B)(i) by reason of such termination, divided by twenty-six (26), less (y) your gross earnings from employment or self-employment, if any, during the two week period immediately preceding the date on which such payment becomes due under the terms hereof;

      (ii) The Supplemental Termination Payments shall be payable to you in consecutive bi-weekly installments, beginning two weeks after the expiration of such one (1) year period; and

      (iii) Your entitlement to Supplemental Termination Payments shall cease immediately upon the earlier of (A) your securing of Comparable Employment or (B) the expiration of a period of twenty-six (26) weeks measured from the expiration of such one (1) year period.

      You agree (i) to make your best efforts to seek Comparable Employment promptly upon termination of your employment by the Bank and (ii) to furnish FLIC with information regarding your earned income sufficient to enable FLIC to calculate the Supplemental Termination Payments.

      D. Resignation Without "Good Reason" Following Change of Control. You will be entitled to a payment equal to Sixty-Six and Two-Thirds Per Cent (66 2/3%) of the Termination Payment provided for in Section 4(B)(ii) hereof in the event that you resign your employment with the Bank for any reason during the period beginning on the thirty-first day after a Change of Control Event and ending on the sixtieth day after such event.

      E. Other Resignation. You will not be entitled to any payment in the event of your resignation, except to the extent provided in the foregoing Sections 4(A)(ii) and 4(D).

      F. Payor. FLIC may elect to discharge its obligation to make any or all of the foregoing payments by causing the Bank, its wholly owned subsidiary, to do so.

5. NON-WAIVER.

      Your failure to resign upon the occurrence of a particular event constituting Good Reason hereunder shall not bar you from resigning upon the subsequent occurrence of any other or further event constituting Good Reason, and thereby becoming eligible to receive the Termination Payment, provided that such resignation occurs within twenty-four months after a Change of Control Event.

6. INELIGIBILITY FOR TERMINATION PAYMENT.

      Regardless of whether a Change of Control Event shall have occurred, you shall not be entitled to any Termination Payment in the event that your employment is terminated by reason of your death, normal retirement or disability.


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7. DEFINITIONS.

      A. "Good Reason" for resignation by you of your employment shall mean the occurrence (without your express written consent) of any one of the following acts or omissions to act by FLIC or the Bank:

            (i) The assignment to you of any duties materially inconsistent with the nature and status of your responsibilities immediately prior to a Change of Control Event, or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change of Control Event; provided, however, that a redesignation of your title shall not in and of itself constitute Good Reason if your overall duties and status within FLIC and the Bank are not substantially adversely affected.

            (ii) The failure by FLIC or the Bank to pay you any portion of your current compensation, or to pay you any portion of an installment of a deferred compensation amount under any deferred compensation program, within fourteen
(14) days of the date such compensation is due.

      B. "Change of Control Event" shall mean the occurrence of any one of the following:

            (i) Continuing Outside Directors (as hereinafter defined) no longer constitute at least two-thirds (2/3) of Outside Directors (as hereinafter defined) of FLIC;

            (ii) There shall be consummated a merger or consolidation of FLIC, unless at least two-thirds (2/3) of Continuing Outside Directors are to continue to constitute at least two-thirds (2/3) of Continuing Directors;

            (iii) At least two-thirds (2/3) of Continuing Outside Directors determine that action taken by stockholders constitutes a Change of Control Event; or

            (iv) The Bank shall cease to be a wholly-owned subsidiary of FLIC.

      C. "Continuing Outside Director" shall mean any individual who is not an employee of FLIC or the Bank and who (i) is a director of FLIC as of the date hereof, (ii) prior to election as a director is nominated by at least two-thirds (2/3) of the Continuing Outside Directors, or (iii) following election as a director is designated a Continuing Outside Director by at least two-thirds (2/3) of Continuing Outside Directors.

      D. "Outside Director" shall mean an individual who is not an employee of FLIC or the Bank who is a director of FLIC.

8. HEALTH INSURANCE.

      8.1 In the event that you shall cease to be employed by the Bank under circumstances entitling you to receive a Termination Payment hereunder, FLIC shall, at no cost to you, continue to cover you under, or provide you with, family medical and dental coverage subsequent to the date of termination of your employment. Such coverage shall be continued for a period ending on the date which is eighteen (18) months after the termination date and shall be no less favorable than your medical and dental coverage in effect on such termination date; provided, however, that if such termination date is subsequent to the occurrence of a Change of Control Event, the coverage to be


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provided hereunder shall be no less favorable than the coverage in effect immediately prior to the occurrence of such Change of Control Event.

      8.2 Notwithstanding the provisions of the foregoing Section 8.1, the obligation of FLIC to provide the health insurance coverage described therein shall cease, as to each such policy and form of coverage, on the date when another employer makes available to you benefits which are substantially comparable to those described in such sections, regardless of whether the benefits made available by such employer require a contribution on your part.

9. DEATH.

      In the event of your death subsequent to termination of your employment, all payments and benefits due you hereunder shall be paid to your designated beneficiary or beneficiaries or, if you have not designated a beneficiary or beneficiaries, to your estate.

10. MISCELLANEOUS.

      10.1 Legal Expenses. FLIC shall pay all costs and expenses incurred by you or us, including attorneys' fees and disbursements (at least monthly in the case of costs and expenses incurred by you), in connection with any legal proceedings (including, but not limited to, arbitration), whether or not instituted by you or us, relating to the interpretation or enforcement of any provision of this Agreement in connection with the termination of your employment. FLIC also agrees to pay prejudgment interest on any money judgment obtained by you as a result of such proceedings, calculated at the prime interest rate of the Bank as in effect from time to time from the date that payment should have been made to you hereunder. Notwithstanding the foregoing, in the event that any legal proceedings referred to above result in a final non-appealable determination that your employment was terminated because of gross and substantial dishonesty on your part, FLIC shall have no further obligation to you under this section and you shall refund to FLIC all amounts previously paid to you pursuant to this section.

      10.2 Binding Effect; Successors. This Agreement shall be binding upon, inure to the benefit of and be enforceable by you and us, your heirs and your and our respective legal representatives, successors and assigns. If FLIC shall be merged into or consolidated with another entity, the provisions hereof shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. We shall required any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of FLIC, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform hereunder in the same manner and to the same extent that we would be required to perform hereunder if no such succession had taken place. The provisions hereof shall continue to apply to each subsequent merger, consolidation or transfer of assets of such subsequent employer.

      10.3 Notices. Any notices required to be given under this Agreement shall, unless otherwise agreed to by you and us, be in writing and shall be sent by certified mail, return receipt requested, to FLIC at 10 Glen Head Road, Glen Head, New York 11545, Attention: Board of Directors, and to you at the home address which you have designated in writing; or at such other address as you or we may designate in writing, respectively.

      10.4 Waiver; Modification. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing


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and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

      10.5 Separability. Any provision of this Agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The enforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      10.6 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

      If this Agreement is satisfactory to you, would you kindly indicate your acceptance by signing and returning the enclosed copy thereof to the Bank.

                                        Very truly yours,

                                        THE FIRST OF LONG ISLAND CORPORATION


                                        By: /s/ J. William Johnson
                                            ------------------------------------
                                            J. William Johnson, President

Accepted and agreed to as
of the 23rd  day of June, 2002


/s/ Michael N. Vittorio
------------------------------
Michael N. Vittorio


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